Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of JP Energy Partners LP of our report dated May 7, 2014 except with respect to the effects of discontinued operations, as to which the date is September 8, 2014 relating to the financial statements of JP Energy Partners LP which appears in JP Energy Partners LP’s prospectus filed on October 2, 2014, relating to the Registration Statement on Form S-1, as amended (Registration No. 333-195787).

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
November 10, 2014